EXHIBIT 19

Insider Trading Policy

1.Purpose

The purpose of this Insider Trading Policy is to ensure compliance with applicable securities laws by Patriot Bank, N.A. and all directors, officers, and employees thereof, in order to preserve the reputation and integrity of Patriot Bank, N.A. as well as that of all persons affiliated with it. This policy is to confirm and formalize the procedure regarding trading by employees in company securities including common stock.

Under the federal securities laws, it is unlawful for a person to buy or sell a company’s securities while in possession of material, nonpublic information. It may also violate US securities laws to disclose material, nonpublic information to another person if that person either buys or sells securities while aware of the information disclosed or passes that information to a third party that does. If you make such a disclosure or provide such advice you may be subject to damages, civil suits and criminal prosecution, regardless of financial gain from transaction.

The policy is applicable to all directors, officers and employees of Patriot Bank, N.A., as well as family members who reside in your household or whose securities transactions are subject to your influence or control.

2.What is a Material Information?

The materiality of fact depends upon the circumstances. A fact is considered material if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. The information can relate to any aspect of a company’s business or to any type of security – debt or equity and can be positive or negative.

Some examples include:
•Financial liquidity problems
•Changes in dividend policies
•News of a significant sale of assets
•Significant changes in corporate objectives
•News of a pending or proposed company transaction
•Unpublished financial results

3.Who is an Insider?

Any person who possesses material, nonpublic information is considered an insider as to that information. Insiders include directors, officers, employees, independent contractors and those people in a special relationship with the company, e.g., its auditors, consultants or attorneys.

4.What is Nonpublic Information?

Any information that is not available to the general public is nonpublic; it must be widely circulated by making it available to investors, which can occur by the issuance of a press release, disclosure in a document filed with the SEC, or through a public webcast. Generally, a reasonable waiting period is allowed before information is deemed to be public.

5.What are the Possible Penalties?

Federal law imposes significant penalties for insider trading violations. In addition to individual civil penalties, and a jail sentencing the Company may be liable if employees engage in insider trading.

6.Company Procedures for Securities Transactions:

Pre-clearance for trades by Officers, Directors and other Section 16 persons and any employees assigned to the financial reporting area or performing any functions connected with financial reporting. Transaction requests must be approved in writing by the Chief Financial Officer.

7.Permitted time periods for trades:

Assuming pre-clearance, securities may be purchased or sold only during the window period. However, insider’s transaction will generally not be approved:

•When any development of major importance is actively under consideration or is expected to be announced soon, e.g., a merger or acquisition, a change in management, a change in earnings or dividend; and/or

•When a material press release is about to be issued.

Transactions of insiders will not be approved:

•During the period beginning with the 7th calendar day preceding the end of a fiscal quarter until the 2nd business day after publication of that quarters financial results; and
•Limit orders to buy or sell should be canceled prior to the beginning of this period and not entered during this period.

Permission will not be required if the insider is purchasing or selling shares through a periodic investment program consistent with Rule 10b5-1 under the Securities and Exchange Act of 1934 as amended, and administered by a third party who controls the timing of purchase and under which regular purchases or sales are made in accordance with pre-established procedures. Written notice that such Rule 10b5-1 Trading Plan exists shall be given to the Chief Financial Officer when such program is established. No details just that a program exists, when it terminates and who the third party administering the program is.

Insider Trading Internal Contacts

1.Contact the Chief Financial Officer indicating the date, and the number of shares of the proposed sale/purchase.
2.The Chief Financial Officer’s response will be e-mailed immediately.
3.If the Chief Financial Officer is unavailable, contact the office of the President or Chairman of the Board.

8.REVIEW FREQUENCY & APPROVALS

Frequency of Review:    Board of Directors – Annually
                Management Committees – Annually
Scheduled Review Dates:    April of each year and following receipt of written recommendation(s) from outside regulators and/or service professionals.

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